EXHIBIT 99.2

                                VCA ANTECH, INC.
                          INCREASES FINANCIAL GUIDANCE
                              FOR FISCAL YEAR 2002

     LOS ANGELES, CA, JULY 25, 2002 - VCA ANTECH, INC. (NASDAQ NM SYMBOL: WOOF), a leading animal health care company in the United States, today announced a change in its financial guidance for fiscal year 2002.

     Based on its strong performance for the second quarter, VCA Antech, Inc. has increased its 2002 net income goal to a range of $26 to $27 million. Based upon 37.3 million shares expected to be outstanding, annual earnings per diluted share for 2002 is now expected to be $0.70. The Company started the year with an expected annual earnings per diluted share of $0.64 for 2002.

     Statements contained in this release that are not based on historical information are forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are the level of direct costs and the ability of the Company to maintain gross revenue at a level necessary to maintain gross profit margins, the level of selling, general and administrative costs, the effects of competition, the efficient integration of the Company's acquisitions, the effects of the Company's recent acquisitions and its ability to effectively manage its growth, the ability of the Company to service its debt, the continued implementation of its management information systems, pending litigation and governmental investigations, general economic conditions, and the results of the Company's acquisition program. These and other risk factors are discussed in the Company's recent filings with the Securities and Exchange Commission on Forms 10-K and S-4 and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

     VCA Antech, Inc. owns, operates and manages the largest networks of free-standing veterinary hospitals and veterinary-exclusive clinical laboratories in the country.


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